Exhibit 5.1

[Letterhead of Dorsey & Whitney LLP]

September 25, 2018

Aytu BioScience, Inc.

373 Inverness Parkway, Suite 206

Englewood, Colorado 80112

Re:	Registration Statement on Form S-1 (File No. 333-227243)

Ladies and Gentlemen:

We have acted as counsel to Aytu BioScience, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to an aggregate of $11,000,000 of (i) shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), (ii) shares (the “Preferred Shares”) of the Company’s Series C Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”) and (iii) warrants (the “Offered Warrants”) to purchase shares of Common Stock (the shares of Common Stock issuable upon exercise of the Offered Warrants, the “Offered Warrant Shares”). The Registration Statement also relates to the offer and sale by the Company of a number of warrants as specified in the Registration Statement to be issued to the underwriter (the “Underwriter Warrants” and, together with the Offered Warrants, the “Warrants”) and which will be exercisable for shares of Common Stock (the shares of Common Stock issuable upon exercise of the Underwriter Warrants, together with the Offered Warrant Shares, the “Warrant Shares”). Pursuant to the Certificate of Designation establishing the powers, designations, preferences and rights of the Preferred Stock (the “Certificate of Designation”), the Preferred Shares will be convertible into shares of Common Stock (the “Conversion Shares”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements and instruments, that such agreements and instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements and instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Aytu BioScience, Inc.

September 25, 2018

Based on the foregoing, we are of the opinion that:

1.	The Shares, when issued and delivered against payment therefor as described in the Registration Statement, will be validly issued, fully paid and non-assessable.
2.	The Warrants, when issued and delivered against payment therefor as described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
3.	The Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms thereof and the Company’s Certificate of Incorporation (the “Certificate of Incorporation”), including, without limitation, the payment in full of the applicable consideration therefor, will be validly issued, fully paid and non-assessable.
4.	The Preferred Shares, when issued and delivered against payment therefor as described in the Registration Statement, will be validly issued, fully paid and non-assessable.
5.	The Conversion Shares, when issued upon conversion of the Preferred Shares in accordance with the Certificate of Designation and the Certificate of Incorporation, will be validly issued, fully paid and non-assessable.

Our opinions are subject to the following qualifications and exceptions:

(a)	Our opinions set forth in paragraph 2 above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).
(b)	Our opinions set forth in paragraph 2 above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.
(c)	Our opinions set forth in paragraph 2 above are subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.
(d)	For purposes of our opinions set forth above, we have assumed that the Warrants will be exercised by the holders thereof immediately following the issuance thereof and that the Preferred Shares will be converted into Common Stock by the holders thereof immediately following the issuance thereof.

Aytu BioScience, Inc.

September 25, 2018

(e)	We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.
(f)	We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinions expressed above are limited to the laws of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

NST/AE/BRR